Berry Petroleum Company News Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202 303-999-4400
Contacts: David Wolf 303-999-4400 Todd Crabtree 866-472-8279

Berry Petroleum Earns $0.77 Per Share in First Quarter 2009; Quarterly Production Averages 33,330 BOE/D

Borrowing Base - $1,050 Million; $140 Million Second Lien Closes

Denver -- (BUSINESS WIRE) – April 30, 2009 -- Berry Petroleum Company (NYSE:BRY) earned net income of $35 million, or $0.77 per diluted share, for the three months ended March 31, 2009, down 19% from net income of $43 million, or $0.94 per diluted share in the first quarter of 2008, according to Robert F. Heinemann, president and chief executive officer. Discretionary cash flow totaled $81 million in the first quarter of 2009 compared to $97 million in the first quarter of 2008. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

The reported net income includes items that affect year-on-year comparisons including an impairment to the value of the Denver-Julesburg (DJ) basin asset held for sale at the end of the first quarter, a gain on the termination of associated DJ basin gas hedges and a gain on ineffective hedges related to new California crude sales contracts secured by the Company in the first quarter of 2009. In total, for the first quarter of 2009, these items increased net income by approximately $17.9 million or $0.39 per diluted share for an adjusted first quarter net income of $17.1 million or $0.38 per diluted share, compared to an adjusted $0.86 per diluted share in the first quarter of 2008.

For the first quarter ended March 31, 2009 net production averaged 33,330 barrels of oil equivalent per day (BOE/D), an increase of 19% from the 28,070 BOE/D achieved in the same 2008 period and down 6% from an average of 35,580 BOE/D in the fourth quarter of 2008. The Company drilled 26 wells in the first quarter of 2009. Company-wide production is expected to average approximately 30,000 BOE/D for the full year with no future contributions from the DJ assets, which averaged approximately 3,100 BOED in the first quarter of 2009.

For the first quarters of 2009 and 2008, net production in BOE per day was as follows:

	First Quarter Ended March 31
	2009 Production		2008 Production
Oil (Bbls)	19,500	59%	19,890	71%
Natural Gas (BOE)	13,830	41%	8,180	29%
Total BOE per day	33,330	100%	28,070	100%

Mr. Heinemann continued, “The first four months of 2009 have been an important period of time for Berry Petroleum.  We continue to take the appropriate steps to manage our Company in the current commodity and financial environment. Berry remains focused on reducing costs, marketing our California crude oil, and investing capital in our highest return projects while generating excess cash flow to reduce debt. Consistent with this approach, the Company completed the sale of the DJ basin asset in April. We continue to monitor the heavy oil differential, which has narrowed this year from $14/Bbl to around $6/Bbl less than WTI.  Until the demand for crude firms we expect oil prices and the differential to be volatile.

“We have significantly improved the Company’s financial flexibility by confirming our borrowing base under our senior secured credit facility at $1.05 billion before the effect of adding a second lien credit facility of $140 million.  Our liquidity now stands at $275 million which is approximately twice the level we had six months ago.”

In the first quarter of 2009, the Company entered into an agreement to sell its mature, non-core assets in the DJ basin for $154 million and the sale became effective on April 1, 2009. This transaction represented essentially all the Company’s properties in Northeastern Colorado.  Included in the sale were natural gas reserves, mid-stream assets and an associated gas hedge valued at $14 million.

In March 2009, the Company terminated its Big West of California crude oil purchase contract and entered into short-term sales contracts for our California crude oil ranging from one to nine months with approximately 70% of our California crude now under contract until September 2009.

Borrowing Base Re-determination, Second Lien Closing

In its April re-determination, the Company’s borrowing base was set at $1.05 billion which includes a reduction of $100 million related to the sale of the Company’s DJ basin gas assets, which was effective April 1, 2009.  Covenants and interest rate margins on the Senior Secured credit facility were unchanged.

Berry Petroleum Company - Results for the First Quarter Ended 03/31/2009

In addition, on April 27, 2009 the Company closed a $140 million Second Lien Credit Agreement that matures on January 16, 2013.  Interest on the facility is charged at LIBOR plus a margin of eight percent with a minimum LIBOR rate of three percent.  Covenants under the facility are similar to but slightly less restrictive than the Senior Secured credit facility.  Proceeds from the Second Lien facility were used to pay down borrowings under the Senior Secured credit facility. At April 27, 2009, following the closing of the Second Lien credit facility, the outstanding amount under our Senior Secured credit facility was approximately $735 million providing us with approximately $275 million of liquidity. We expect an additional $60 million in debt repayment during the balance of 2009.

David Wolf, executive vice president and chief financial officer, stated, “The Second Lien facility provides Berry a security at an attractive interest rate in this market, a five year maturity, no prepayment penalties and no call provision or amortization.  Berry’s asset coverage test of 1.5 times was set in a low commodity price environment and our asset coverage is currently at 2.6 times. Berry’s estimated weighted average cost of debt remains very attractive at 5% for 2009.”

Operational Update

The Company continues to be focused on delivering cost reductions across all its producing areas and maximizing production from its existing assets. The focus at California’s S. Midway assets for 2009 remains on improving steam-oil ratios and lowering operating expenses. Eight of 10 planned horizontal wells have been drilled and S. Midway production averaged 11,330 BOE/D for the first quarter. N. Midway diatomite production averaged 2,670 BOE/D in the first quarter and an additional 44 diatomite wells are planned for 2009 as well as installation of additional steam generation facilities. East Texas first quarter production averaged 30 MMcf/D with a one-rig program, and three vertical wells were drilled in the Oakes field during the quarter.  The fourth of five planned vertical Oakes wells for 2009 is drilling and after completion of drilling in the Oakes field, we expect to begin drilling in the Darco Field with our first horizontal Haynesville well.

Financial Performance (excluding discontinued operations)

Sales from oil and gas were $128 million in the first quarter of 2009 compared to $152 million in the same 2008 period. First quarter 2009 oil revenues were $98 million, or lower by 25% than the same 2008 period due primarily to declining oil prices (see comparative operating statistics table), and gas revenues were $30 million, up 43% on increased volume from the East Texas assets acquired in mid-2008. Operating costs were lower in the first quarter primarily due to lower natural gas prices which reduces our cost of steam in our California operations. Operating costs for the 2009 and 2008 periods ending March 31 and our anticipated ranges for the full-year 2009 are shown in the following table.

Operating Costs (excluding discontinued operations)
	Anticipated range
	Full-year 2009 per BOE	3 mo. ended 03/31/09	3 mo. ended 03/31/08
Operating costs-oil and gas production	$$13.50 - 15.00	$13.74	$17.36
Production taxes	1.50 - 2.50	2.08	2.29
DD&A – oil and gas production (1)	13.50 - 14.50	13.38	10.68
G&A	4.25 - 4.75	4.89	4.91
Interest expense	4.00 - 4.70	3.69	1.47
Total	$$36.75 – 41.50	$37.78	$36.71
(1) Full-year estimate includes both oil & gas and electricity

Explanation and Reconciliation of Non-GAAP Financial Measures
	Three Months Ended
	03/31/09	03/31/08
Net cash provided by operating activities	$8.1	$87.2
Add back: Net increase in current assets	12.9	.1
Add back: Net decrease in current liabilities	60.3	9.8
Discretionary cash flow	$81.3	$97.1

Teleconference Call
An earnings conference call will be held Thursday, April 30, 2008 at 1:30 p.m. Eastern Time (11:30 a.m. Mountain Time).   Dial 1-866-202-1971 to participate, using passcode 10486818.  International callers may dial 617-213-8842.  For a digital replay available until May 6, 2009 dial 1-888-286-8010 (passcode 24420355). Listen live or via replay on the web at http://www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah, Colorado and Texas. The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expect," "planned," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2008 Form 10-K filed with the Securities and Exchange Commission on February 25, 2009 under the heading "Other Factors Affecting the Company's Business and Financial Results."

Berry Petroleum Company - Results for the First Quarter Ended 03/31/2009

CONDENSED STATEMENTS OF INCOME (continuing operations)
(In thousands)
(unaudited)

	Three Months
	03/31/09	03/31/08
Revenues
Sales of oil and gas	$127,869	$151,666
Sales of electricity	10,270	15,927
Gas marketing	7,581	3,231
Gain on hedge termination	14,270	-
Gain (loss) on commodity derivatives	22,894	(708)
Interest and other income, net	283	830
Total	183,167	170,946
Expenses
Operating costs – oil & gas	37,384	39,340
Operating costs – electricity	8,783	16,399
Production taxes	5,652	5,183
Depreciation, depletion & amortization - oil & gas	36,398	24,207
Depreciation, depletion & amortization - electricity	959	693
Gas marketing	7,284	2,982
General and administrative	13,294	11,132
Interest	10,050	3,327
Dry hole, abandonment, impairment & exploration	122	2,728
Total	119,926	105,991

Income before income taxes	63,241	64,955
Provision for income taxes	21,462	25,419
Income from continuing operations	41,779	39,536
(Loss) income from discontinued operations, net	(6,781)	3,495

Net income	$34,998	$43,031

Basic net income from continuing operations per share	$0.92	$0.88
Basic net (loss) income from discontinued operations per common share	$(0.15)	$0.08

Basic net income per common share	$0.77	$0.96

Diluted net income from continuing operations per share	$0.92	$0.86
Diluted net (loss) income from discontinued operations per common share	$(0.15)	$0.08

Diluted net income per common share	$0.77	$0.94

Cash dividends per share	$0.075	$0.075

Berry Petroleum Company - Results for the First Quarter Ended 03/31/2009

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	03/31/09	12/31/08
Assets
Current assets	$319,746	$189,080
Property, buildings & equipment, net	2,096,593	2,254,425
Fair value of derivatives	48,641	79,696
Other assets	27,649	19,182
	$2,492,629	$2,542,383
Liabilities & Shareholders’ Equity
Current liabilities	$151,055	$260,625
Deferred taxes	272,351	270,323
Long-term debt	1,199,400	1,131,800
Other long-term liabilities	44,940	47,888
Fair value of derivatives	12,324	4,203
Shareholders’ equity	812,559	827,544
	$2,492,629	$2,542,383

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months
	03/31/09	03/31/08
Cash flows from operating activities:
Net income	$34,998	$43,031
Depreciation, depletion & amortization (DD&A)	39,545	27,769
Dry hole & impairment	9,643	2,728
Commodity derivatives	(22,842)	271
Stock based compensation	2,988	2,107
Deferred income taxes	21,059	22,082
Gain on sale of asset	-	(415)
Other, net	(3,952)	491
Net changes in operating assets and liabilities	(73,310)	(10,829)

Net cash provided by operating activities	8,129	87,235

Net cash used in investing activities	(42,666)	(79,715)
Net cash provided by financing activities	34,346	(5,157)

Net decrease in cash and cash equivalents	(191)	2,363

Cash and cash equivalents at beginning of year	240	316

Cash and cash equivalents at end of period	$49	$2,679

Berry Petroleum Company - Results for the First Quarter Ended 03/31/2009

COMPARATIVE OPERATING STATISTICS
(Unaudited)
Three Months

	March 31, 2009%		March 31, 2008%		December 31, 2008%

Heavy Oil Production (Bbl/D)	16,436	50	16,375	58	15,999	45
Light Oil Production (Bbl/D)	3,066	9	3,510	13	3,659	10
Total Oil Production (Bbl/D)	19,502	59	19,885	71	19,658	55
Natural Gas Production (Mcf/D)	82,979	41	49,086	29	95,548	45
Total operations (BOE/D)	33,332	100	28,066	100	35,583	100

DJ Basin Production (BOE/D)	3,101		3,157		3,415
Production - Continuing Operations (BOE/D)	30,231		24,909		32,168

Oil and gas BOE for continuing operations:
Average sales price before hedging	$29.36		$75.11		$40.61
Average sales price after hedging	47.11		62.44		45.57

Oil, per Bbl, for continuing operations:
Average WTI price	$43.24		$97.82		$59.08
Price sensitive royalties	(1.02)		(4.47)		(1.69)
Quality differential and other	(9.53)		(10.78)		(8.55)
Crude oil hedges	23.79		(15.60)		4.69
Correction to royalties payable	-		5.85		-
Average oil sales price after hedging	$56.48		$72.82		$53.53

Natural gas price for continuing operations:
Average Henry Hub price per MMBtu	$4.90		$8.74		$6.95
Conversion to Mcf	0.25		0.44		0.35
Natural gas hedges	1.14		(0.19)		0.89
Location, quality differentials and other	(1.27)		(1.56)		(2.67)
Average gas sales price after hedging per Mcf	$5.02		$7.43		$5.52

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